Filed Pursuant to Rule 424(b)(3)
Registration No. 333-177963

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 5 DATED FEBRUARY 4, 2013
TO THE PROSPECTUS DATED OCTOBER 1, 2012

This supplement No. 5 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 5 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the recent share pricing information;
•the tax treatment of distributions paid during 2012; and
•a tenant's lease default at Canyon Plaza.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from January 1 to January 31, 2013, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class E
January 2, 2013	$10.12	$10.13	$10.14
January 3, 2013	$10.12	$10.13	$10.14
January 4, 2013	$10.12	$10.13	$10.14
January 7, 2013	$10.12	$10.13	$10.14
January 8, 2013	$10.12	$10.13	$10.14
January 9, 2013	$10.12	$10.13	$10.14
January 10, 2013	$10.12	$10.13	$10.14
January 11, 2013	$10.13	$10.13	$10.14
January 14, 2013	$10.13	$10.14	$10.15
January 15, 2013	$10.13	$10.14	$10.15
January 16, 2013	$10.13	$10.14	$10.15
January 17, 2013	$10.13	$10.14	$10.15
January 18, 2013	$10.14	$10.15	$10.15
January 22, 2013	$10.14	$10.15	$10.16
January 23, 2013	$10.14	$10.15	$10.16
January 24, 2013	$10.14	$10.15	$10.16
January 25, 2013	$10.14	$10.15	$10.16
January 28, 2013	$10.14	$10.15	$10.16
January 29, 2013	$10.14	$10.15	$10.16
January 30, 2013	$10.14	$10.15	$10.16
January 31, 2013	$10.14	$10.15	$10.16
Purchases and repurchases of shares of our Class A and Class M common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each class is (1) posted on our website, www.JLLIPT.com, and (2) made available on our toll-free, automated telephone line, (855) 652-0277.

Our Class E shares are not being sold in connection with this offering.

Tax Treatment of 2012 Distributions
For the year ended December 31, 2012, we paid distributions to Class E stockholders of approximately $7.1 million. For income tax purposes, 100% of the distributions paid in 2012 will qualify as a return of capital. The distribution declared on December 14, 2012 will be taxable in 2013 and is not reflected in the 2012 tax allocation.
The table below summarizes the income tax treatment of distributions declared for the year ended December 31, 2012:

Record Date	Payment Date	Total Distribution per Share	Total Distribution Allocable to 2012	2012 Taxable Ordinary Dividends	2012 Qualified Dividends	2012 Total Capital Gain Distribution	Return of Capital (1)	2012 Unrecaptured Section 1250 Gain
3/30/2012	5/4/2012	$0.09506	$0.09506	$—	$—	$—	$0.09506	$—
6/29/2012	8/3/2012	0.09506	0.09506	—	—	—	0.09506	—
9/28/2012	11/2/2012	0.09506	0.09506	—	—	—	0.09506	—
Total		$0.28518	$0.28518	$—	$—	$—	$0.28518	$—

(1) Distributions represent a return of stockholder capital and are adjusted for the 4.786 to 1 stock dividend which occurred on October 1, 2012.
Stockholders are advised to consult with their tax advisors about the specific tax treatment of distributions we paid.
Lease Default

On January 18, 2013, a wholly owned subsidiary of our company declared Conexant Systems, Inc., or Conexant, in default under its lease at Canyon Plaza, a 199,000 square foot office building located in San Diego, California for failure to make scheduled lease payments. Conexant's lease expires in June 2017 and includes the entire property. Conexant has subleased at least 115,000 square feet or approximately 57% of the premises. The Conexant lease represents approximately 3.5% of our total commercial square footage and generated approximately 5.5% of our consolidated annualized minimum base rent as of December 31, 2012. In accordance with our valuation guidelines, the information currently available on this matter has been reported to our independent valuation advisor and any resulting adjustment is reflected in the daily NAV of our shares.